Exhibit 99.1

For Immediate Release
Thursday, April 30, 2009

For further information contact
Richard J. Jarosinski
President and Chief Executive Officer
Portec Rail Products, Inc.
(412) 782-6000, ext. 4230

Press Release

Portec Rail Products, Inc. Reports 2009 First Quarter Operating Results (unaudited)

Pittsburgh, PA, - Thursday, April 30, 2009 - Portec Rail Products, Inc. (NASDAQ Global Market -"PRPX") today announced unaudited net income of $1,136,000 or $0.12 per share on average basic and diluted shares outstanding of 9,602,029 for the three months ended March 31, 2009. This compares to unaudited net income of $1,344,000 or $0.14 per share on average basic and diluted shares outstanding of 9,601,779 for the three months ended March 31, 2008. Net sales for the first quarter of 2009 were $22.2 million compared to $24.8 million for the first quarter 2008.

Richard J. Jarosinski, President and Chief Executive Officer said, "Even though we are operating in one of the most challenging economic environments in recent history, we are pleased with our financial results for the current quarter. Our friction management product group continues to achieve strong sales growth and improved profitability as more of our customers are implementing our Total Friction Management TM technology across their network. Net sales and net income for our Salient Systems business unit, which provides wayside data collection products, were slightly higher this quarter than in the comparative period in 2008, reflecting very good order bookings. During the first quarter of 2009, we were also impacted by much lower foreign exchange rates of the Canadian dollar and the British pound sterling in relation to the U.S. dollar, which has had a significant negative impact on our sales and net income."

Mr. Jarosinski continued, "North American heavy-haul freight traffic volume showed a double-digit decline in the first quarter of 2009 compared to the first quarter of 2008. This had a significant impact on the sales of our track component product group this quarter. Despite the challenging sales environment, we were able to achieve higher gross profit for this product group due to a more efficient cost structure, manufacturing efficiencies, and a more favorable product mix within this product group."

Mr. Jarosinski further continued, "Economic conditions also had a significant impact on both our load securement product group and our United Kingdom non-rail related material handling product group in the first quarter. The load securement products are being negatively impacted by a significant downturn in North American rolling stock requirements, which are impacted by a lower number of new rail cars being built and lower rail traffic volume for various commodity groups. The downturn in our material handling business is due to the current state of the manufacturing climate in the United Kingdom, which is the primary market for this product group."

Mr. Jarosinski concluded, "We are encouraged that dialogue is taking place among economic experts suggesting that the recession may bottom out in 2009 and that this may occur sooner rather than later. However, if the current economic conditions become more severe or prolonged than is currently envisioned, our operations may experience slower growth and lower revenues. We have had some encouraging opportunities related to the desire of the United States government to devote significant resources to rebuilding the nation's infrastructure. In addition, we believe that that the North American railroads have a strong desire to continue infrastructure investment even under these difficult and uncertain economic times. We will continue to focus on providing value to our customers by providing products and services that reduce their operating costs and improve their overall efficiencies. We also believe that a favorable climate for strategic acquisitions exists, and we will continue to expand our markets where possible."

Portec Rail Products, Inc., headquartered in Pittsburgh, Pennsylvania, manufactures, supplies and distributes a broad range of railroad products, including rail joints, rail anchors and spikes, railway friction management products, railway wayside data collection and data management systems and load securement systems. The Company's largest business unit, the Railway Maintenance Products Division, operates a manufacturing and assembly plant in Huntington, West Virginia, an engineering and assembly facility in Dublin, Ohio (Salient Systems), and is also headquartered in Pittsburgh. The Company also has two Canadian subsidiaries, one of which is headquartered near Montreal with a manufacturing operation in St. Jean, Quebec and the other headquartered in Vancouver, British Columbia that is a technology and manufacturing facility (Kelsan Technologies). In addition, the Company sells load securement systems to the railroad freight car market through its Shipping Systems Division located near Chicago, Illinois. The Company also manufactures railway products and material handling equipment in the United Kingdom with operations in Leicester, England and Sheffield, England. Portec Rail Products, Inc.'s web site address is www.portecrail.com.

The foregoing information contains forward-looking statements. The Company cautions that such statements are subject to a number of uncertainties. The Company identifies below important factors that could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. In particular, the Company's future results could be affected by a variety of factors, such as customer demand for our products; competitive dynamics in the North American and worldwide railroad and railway supply industries; capital expenditures by the railway industry in North America and worldwide; the development and retention of sales representation and distribution agreements with third parties; fluctuations in the cost and availability of raw materials and supplies; currency rate fluctuations; and exposure to pension liabilities. Additional cautions regarding forward-looking statements are provided in the Company's Form 10-K for the year ended December 31, 2008 under the heading "Cautionary Statement Relevant to Forward-looking Statements." The Company does not undertake, and specifically disclaims, any obligation to update or revise any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

     Portec Rail Products, Inc.
     Consolidated Statements of Income
     (In thousands, except share and per share data)

                                                                   Three Months Ended
                                                                        March 31
                                                            ---------------------------------
                                                                  2009            2008
                                                            ---------------------------------
                                                                      (Unaudited)

Net sales                                                   $   22,164    $     24,843
Cost of sales                                                   14,891          17,133
                                                            ---------------------------------
Gross profit                                                     7,273           7,710

Selling, general and administrative                              5,380           5,409
Amortization expense                                               253             298
                                                            ---------------------------------
Operating income                                                 1,640           2,003

Interest expense                                                    74             226
Other expense (income), net                                         15             (78)
                                                            ---------------------------------
Income before income taxes                                       1,551           1,855
Provision for income taxes                                         415             511
                                                            ---------------------------------

Net income                                                  $    1,136    $      1,344
                                                            =================================

Earnings per share - basic and diluted                          $ 0.12          $ 0.14

Average basic and diluted shares outstanding                 9,602,029       9,601,779




     Consolidated Condensed Balance Sheets
     (In thousands)

                                                                     March 31                            December 31
                                                                       2009                                  2008
                                                              ------------------------              -----------------------
                                                                    (Unaudited)                           (Audited)
Assets
Current assets                                                $       46,005                        $         44,638
Property, plant and equipment, net                                     9,808                                  10,203
Goodwill and other intangibles, net                                   40,424                                  41,145
Other assets                                                             787                                     837
                                                              ------------------------              -----------------------
  Total assets                                                $       97,024                        $         96,823
                                                              ========================              =======================

Liabilities and Shareholders' Equity
Current liabilities                                           $       22,154                        $         20,832
Other liabilities and long-term debt obligations                      16,791                                  17,815
Shareholders' equity                                                  58,079                                  58,176
                                                              ------------------------              -----------------------
  Total liabilities and shareholders' equity                  $       97,024                        $         96,823
                                                              ========================              =======================
